Exhibit 2.1

Execution Version

EQUITY PURCHASE AGREEMENT

dated as of February 1, 2012

among

SANDRIDGE ENERGY, INC.,

DYNAMIC OFFSHORE HOLDING, LP

and

R/C DYNAMIC HOLDINGS, L.P. (SOLELY WITH RESPECT TO SECTION 9.2)

-i-

-ii-

-iii-

Index of Defined Terms

6% Preferred Stock	20
7% Preferred Stock	20
8.5% Preferred Stock	20
Acquired Employees	29
Acquisition	1
Aggregate Consideration	1
Aggregate Share Consideration	42
Agreement	1
Business Day	42
Buyer	1
Buyer Common Stock	1
Buyer Disclosure Letter	20
Buyer Employee Benefit Plan	42
Buyer Employee Pension Benefit Plan	42
Buyer Employee Welfare Benefit Plan	42
Buyer Financial Advisor	24
Buyer Financial Statements	23
Buyer Indemnitees	40
Buyer Material Adverse Effect	42
Buyer Preferred Stock	20
Buyer Reserve Report	24
Buyer SEC Reports	22
Buyer Subsidiaries	20
Cash Consideration	1
CERCLA	44
CLAIMS	36
Closing	2
Closing Cash	43
Closing Cash Payment	1
Closing Consideration Certificate	3
Closing Date	2
Closing Debt Amount	43
Closing Indebtedness	43
COBRA	43
Commitment Letters	24
Company	1
Company Disclosure Letter	6
Company Employee Benefit Plan	43
Company Employee Pension Benefit Plan	43

Company Employee Welfare Benefit Plan	43
Company Financial Statements	8
Company Material Adverse Effect	43
Company Permits	16
Company Registration Statement	44
Company Reserve Report	17
Company Subsidiaries	6
Confidentiality Agreement	35
Credit Agreement	32
Damage	44
Debt Financing Sources	44
Environmental Laws	44
ERISA	44
Essential Marketing Information	44
Exchange Act	45
FERC	45
Financing	24
GAAP	45
good and defensible title	18
Hazardous Substance	45
Hedge	45
HSR Act	45
Hydrocarbons	45
Indebtedness	45
Interests	1
Lien	46
Marketing Period	46
NGA	46
Operating Agreement	3
Pay-Off Letter	46
Person	47
Purchase Price Allocation	34
Qualified Company Employee Benefit Plan	11
R/C	1
RCRA	44
Registration Rights Agreement	1
RELEASED MATTERS	36
RELEASED PARTY	36

-iv-

Riverstone	31
Sarbanes-Oxley Act	47
SEC	47
Securities Act	47
Seller	1
Share Issuance	47
Subsidiary	47
Tax Return	47
Taxes	47

Termination Date	39
To the knowledge of Buyer	48
To the knowledge of the Company	48
Transaction Expenses	48
Transaction Matters	49
Transfer Taxes	34
Voting Company Debt	7
WARN Act	48

-v-

EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of February 1, 2012, among SANDRIDGE ENERGY, INC., a Delaware corporation (“Buyer”), DYNAMIC OFFSHORE HOLDING, LP, a Delaware limited partnership (the “Seller”), and R/C DYNAMIC HOLDINGS, L.P. (solely with respect to Section 9.2), a Delaware limited partnership (“R/C”).

INTRODUCTION

The Seller owns 100% of the outstanding limited liability company interests (the “Interests”) of Dynamic Offshore Resources, LLC, a Delaware limited liability company (the “Company”).

The Seller desires to sell, and Buyer agrees to purchase, on the terms and subject to the conditions set forth in this Agreement, the Interests.

Concurrently with the execution of this Agreement, Buyer and the Seller are entering into a registration rights agreement (the “Registration Rights Agreement”) with respect to the common stock, par value $0.001 per share, of Buyer (the “Buyer Common Stock”) to be acquired by the Seller pursuant to this Agreement.

In consideration of the foregoing and of the mutual covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and the Seller hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE INTERESTS; CLOSING

SECTION 1.1. Purchase and Sale of the Interests.

(a) Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from the Seller, the Interests. The purchase and sale of the Interests is referred to in this Agreement as the “Acquisition”.

(b) Aggregate Consideration. At the Closing, Buyer shall deliver to the Seller, (i) cash in an amount equal to (A) $681,828,337 (the “Cash Consideration”), minus (B) the Transaction Expenses as set forth on the Closing Consideration Certificate, minus (C) the Closing Indebtedness as set forth on the Closing Consideration Certificate and plus (D) the Closing Cash as set forth on the Closing Consideration Certificate (such amount being referred to, collectively, as the “Closing Cash Payment”), and (ii) the Aggregate Share Consideration (together with the Closing Cash Payment, the “Aggregate Consideration”).

(c) Transaction Expenses. At the Closing, Buyer shall pay, or cause to be paid, the Transaction Expenses in accordance with Section 1.3 from the amounts withheld by Buyer pursuant to Section 1.1(b)(i)(B).

(d) Closing Debt Amount. At the Closing, Buyer shall repay, or cause to be repaid, the Closing Debt Amount in accordance with Section 1.3 from the amounts withheld by Buyer pursuant to Section 1.1(b)(i)(C).

(e) Method of Payments. All payments, deposits and deliveries of funds pursuant to this Section 1.1 shall be made by wire transfer of immediately available funds pursuant to the wire transfer instructions provided by the Seller no later than three Business Days prior to the Closing Date.

SECTION 1.2. Closing. The closing of the Acquisition (the “Closing”) will take place at 10:00 a.m. (EDT) on a date which shall be (a) three Business Days after satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date); provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), notwithstanding the satisfaction or waiver of such conditions, Buyer shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by Buyer on not less than three Business Days’ notice to the Company and (ii) the third Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or (to the extent permitted by applicable law) waiver of all of the conditions set forth in Article 7 as of the date determined pursuant to this proviso), or (b) at such other place and time as Buyer and the Company may agree in writing, at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

SECTION 1.3. Closing Deliveries.

(a) At the Closing, Buyer shall deliver the following to the Seller or its designees:

(i) payment of the Closing Cash Payment and the Aggregate Share Consideration to the Seller pursuant to Section 1.1;

(ii) payment of the Closing Debt Amount to the applicable holders of such Indebtedness in accordance with the terms of the applicable Pay-Off Letters;

(iii) payment of the Transaction Expenses to the applicable Persons and in accordance with the terms of the applicable Pay-Off Letters; and

(iv) a certificate executed by an officer of Buyer that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(b) At the Closing, the Seller shall deliver, or cause to be delivered, the following to Buyer:

(i) a certificate executed by an executive officer of the Company and the Seller that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied;

(ii) written resignations, effective as of the Closing, in form and substance reasonably satisfactory to Buyer, of each officer and manager of the Company and each Company Subsidiary (other than any individual specified by Buyer in writing not less than two Business Days prior to the Closing), or, to the extent that any such resignations are not obtained, copies of the necessary corporate, limited liability company or partnership actions to effect the removal of each such officer and manager whose resignation was not so obtained;

(iii) a written consent of Seller amending that certain operating agreement of the Company, dated as of the Closing Date (as amended, modified and supplemented, the “Operating Agreement”), effective as of the Closing, in a form reasonably satisfactory to Buyer and the Seller;

(iv) evidence of the assignment and transfer of the Interests to Buyer by Seller, effective as of the Closing, in form and substance reasonably satisfactory to Buyer;

(v) copies of Pay-Off Letters with respect to the Transaction Expenses and the Closing Debt Amount to be paid at the Closing pursuant to Sections 1.1(c) and (d), respectively, of this Agreement;

(vi) a certificate (the “Closing Consideration Certificate”) executed by an executive officer of the Company and the Seller setting forth the Transaction Expenses, the Closing Indebtedness and the Closing Cash of the Company and the Company Subsidiaries, each calculated as of the Closing Date;

(vii) termination agreements relating to any contract or agreement, except for the contracts or agreements set forth on Section 1.3 of the Company Disclosure Letter, between the Company or any Company Subsidiary, on the one hand, and any equity holder of the Company, any Company Subsidiary or any affiliate of any such equity holder (other than the Company or any Company Subsidiary), on the other hand, which shall have been executed and delivered by each party thereto; and

(viii) the certificate contemplated by Section 6.7(b).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to Buyer as follows:

SECTION 2.1. Ownership. The Seller is the record and beneficial owner of all of the Interests and has good and valid title to the Interests, free and clear of any Liens, warrants, options, calls, commitments, proxies and voting agreements, and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. The Seller is not the subject of any bankruptcy, reorganization or similar proceeding. Upon the Closing, including payment of the Aggregate Consideration for the Interests by Buyer in accordance with Section 1.1(b), Buyer will be vested with good title to all of the Seller’s Interests, free and clear of any Liens, warrants, options, calls, commitments, proxies and voting agreements, and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto.

SECTION 2.2. Organization.

(a) The Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite partnership power and authority to own the Interests.

(b) Since its date of formation, the Seller has carried on no business or conducted any operations, other than holding the Interests, and the Seller has no assets or liabilities other than the Interests.

SECTION 2.3. Authorization; No Conflict.

(a) The Seller has all necessary partnership power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by the general partner of the Seller. No other proceedings on the part of the Seller are necessary to authorize the execution and delivery of this Agreement, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and assuming the due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby nor compliance by the Seller with any of the provisions herein will (i) result in a violation or breach of or conflict with the organizational documents of the Seller, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Interests under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Seller under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Seller is a party or by which the Seller or any of the Interests may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to the Seller or the Interests, other than any such event described in clauses (ii) or (iii) which, individually or in the aggregate, has not and would not reasonably be expected to materially impair the ability of the Seller to perform its obligations under this Agreement.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority is necessary to be obtained or made by the Seller in connection with the Seller’s execution, delivery and performance of this Agreement or the consummation by the Seller of the transactions contemplated hereby, except for compliance with the HSR Act, except where the failure to obtain or take such action, individually or in the aggregate, has not and would not reasonably be expected to materially impair the ability of the Seller to perform its obligations under this Agreement.

SECTION 2.4. Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Seller, threatened, to which Seller is a party which, individually or in the aggregate, would reasonably be expected to materially impair the ability of the Seller to perform its obligations under this Agreement. There are no judgments, decrees, injunctions, rules, awards or orders of any governmental or regulatory entity or arbitrator outstanding against Seller which, individually or in the aggregate, would reasonably be expected to materially impair the ability of the Seller to perform its obligations under this Agreement.

SECTION 2.5. Broker’s or Finder’s Fees. No finder, broker, investment banker or other Person acting on behalf of the Seller or under Seller’s authority is or will be entitled to any broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

SECTION 2.6. Investment Intent.

(a) The Seller is an “accredited investor” as defined in the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment hereunder. The Buyer Common Stock being acquired pursuant to this Agreement are being acquired by the Seller in a private transaction for its own account and not with a view to, or for offer or resale in connection with, any public distribution, except if the offer and resale of such security is registered under the Securities Act or an exemption from such registration is available. The Seller hereby acknowledges that the Buyer Common Stock acquired pursuant to this Agreement is unregistered and must be held indefinitely unless the offer and sale of such security is registered under the Securities Act or an exemption from such registration is available.

(b) The Seller is an informed and sophisticated Person and has engaged expert advisors who are experienced in the evaluation and ownership of equity interests such as the Buyer Common Stock, and has had such access to the personnel and properties of Buyer as it deems necessary and appropriate to make such evaluation and assume such ownership.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as publicly disclosed with reasonable specificity in the Company Registration Statement (excluding (i) the exhibits thereto and (ii) any disclosure set forth in any “risk factor” section thereof or in any section related to forward-looking statements to the extent that such disclosure is predicting or forward-looking in nature) and except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Buyer of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by the Seller to Buyer (the “Company Disclosure Letter”), the Company hereby represents and warrants to Buyer as follows:

SECTION 3.1. Organization. The Company and each of the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or partnership power and authority to own, operate and lease its properties and to carry on its business as now conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The charter documents of the Company and the Company Subsidiaries which were delivered to Buyer prior to the date of this Agreement are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 3.2. Capitalization. The Seller is the sole member of the Company. Except for the Interests, there are no membership interests or other equity interests in the Company issued or outstanding. The Interests are duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provisions of the Delaware Limited Liability Company Act, the Company’s organizational documents or any contract or other agreement to which the Company or any Company Subsidiary is a party or otherwise bound. There is not any Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of membership or other equity interests of the Company may vote (“Voting Company Debt”). There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, commitments, arrangements, undertakings or contracts of any kind to which the Seller, the Company is a party or by which they or their respective assets or properties are bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership or other equity interests in, or any security convertible or exercisable for or exchangeable into any membership or other equity in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, arrangement, undertaking or contract, (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of membership or other equity interests of the Company or (iv) that, except as set forth in Section 3.2 of the Company Disclosure Letter, directly or indirectly restrict or limit in any manner the sale or disposition of the Interests. There are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any membership or other equity interest in the Company.

SECTION 3.3. Authorization; No Conflict.

(a) Neither the execution and delivery of this Agreement by the Seller nor the consummation by the Company or the Seller of the transactions contemplated hereby nor compliance by the Company or the Seller with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation, bylaws or other organizational documents of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Seller’s execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for compliance with the HSR Act, except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

SECTION 3.4. Subsidiaries. The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 3.4 of the Company Disclosure Letter. All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiaries. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary.

SECTION 3.5. Company Registration Statement and Financial Statements.

(a) The business description and the financial statements included in the Company Registration Statement are identical in all material respects to the disclosure that would be required for the Company and the Company Subsidiaries if the Company was the registrant in the Company Registration Statement, except as set forth on Section 3.5(a) of the Company Disclosure Letter.

(b) As of its date, the Company Registration Statement complied in all material respects with the requirements of the Securities Act and the respective rules and regulations of the SEC promulgated thereunder applicable thereto, and the Company Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Seller, the Company or any Company Subsidiary is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. There are no outstanding comments from the Staff of the SEC with respect to the Company Registration Statement.

(c) The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of owners’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Seller contained in the Company Registration Statement have been prepared from the books and records of the Company and the Company Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the Exchange Act) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business). Except as reflected in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than any liabilities incurred since September 30, 2011 which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company’s system of internal controls over financial reporting applicable to the Company and the Company Subsidiaries is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statement in conformity with GAAP, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries. The parties hereto understand and agree that nothing in this Section 3.5(d) shall constitute a representation and warranty regarding the Company’s compliance with Rule 404 of the Sarbanes-Oxley Act of 2002.

SECTION 3.6. Absence of Material Adverse Changes, etc. Since September 30, 2011, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Company and the Company Subsidiaries;

(c) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Closing, would constitute a breach of Section 5.1(a) or Section 5.1(b)(ii)-(vii), (ix)-(xii), (xv)-(xvi), (xviii-xx), (xxii) or (xxiii); or

(d) any acquisition, sale, lease, transfer or disposition of any assets, rights or securities that are material to the Company and the Company Subsidiaries or termination, cancellation, material modification of or entrance into any material commitment, transaction, line of business or other agreement, in each case outside of the ordinary course of business consistent with past practice or, in the case of acquisitions or dispositions of oil and gas properties or interests therein, in excess of $1,000,000 in the aggregate.

SECTION 3.7. Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There are no judgments, decrees, injunctions, rules, awards or orders of any governmental or regulatory entity or arbitrator outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.8. Certain Contracts and Arrangements. Neither the Company nor any of the Company Subsidiaries is a party to or bound by any agreement or other arrangement that materially limits or otherwise materially restricts the Company or any of its Subsidiaries or any successor thereto, or that would, after the Closing, to the knowledge of the Company, materially limit or restrict Buyer or any of its Subsidiaries or any successor thereto, from engaging or competing in the oil and gas exploration and production business in any significant geographic area, except for joint ventures, area of mutual interest agreements entered into in connection with prospect reviews and similar arrangements entered into in the ordinary course of business. Except as would not reasonably be expected to have a Company Material Adverse Effect, each contract filed or incorporated by reference as an exhibit to the Company Registration Statement is valid, binding, in full force and effect and enforceable in accordance with its terms (subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law), and neither the Company nor any Company Subsidiary is in breach or default under any such contract nor, to the knowledge of the Company, is any other party to any such contract in breach or default thereunder.

SECTION 3.9. Broker’s or Finder’s Fees; Fairness Opinion. No finder, broker, investment banker or other Person acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 3.10. Employee Plans. (a) Section 3.10(a) of the Company Disclosure Letter sets forth a list of all Company Employee Benefit Plans. There are no Company Employee Benefit Plans established, maintained, adopted, participated in, sponsored, contributed or required to be contributed to, provided, promised to provide, terminated by, or resulting in any material liability to the Company or any Company Subsidiary other than the Company Employee Benefit Plans set forth on Section 3.10(a) of the Company Disclosure Letter.

(b) With respect to each Company Employee Benefit Plan, the Company has made available to Buyer a true, correct and complete copy of: (i) each writing constituting a part of such Company Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative contracts, and insurance contracts) and all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, or if an application for a determination letter is pending, the application with all attachments; and (v) all notices given to such Company Employee Benefit Plan, the Company, or any Company Subsidiary by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a), 401(f), or 403(a) of the Code and, to the extent applicable, Section 401(k) of the Code (“Qualified Company Employee Benefit Plan”), has received a favorable determination letter or opinion from the Internal Revenue Service that has not been revoked and on which the Company is currently entitled to rely, and no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan. The trusts established under the Qualified Company Employee Benefit Plans are exempt from Tax under Section 501(a) of the Code. All assets of any Company Employee Benefit Plan consist of cash, actively traded securities or other assets reasonably acceptable to Buyer.

(d) The Company has (i) filed or caused to be filed all returns and reports on the Company Employee Benefit Plans that it or any such plan are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for the Company have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from the Company or from any other person or entity relative to any Company Employee Benefit Plan. The Company has collected or withheld all amounts that are required to be collected or withheld by it to discharge its obligations, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due.

(e) No Company Employee Welfare Benefit Plan is funded.

(f) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms. All contributions required to be made to any Company Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Company Registration Statement which is publicly available prior to the date of this Agreement. All such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102 or have been corrected in accordance with the Department of Labor’s Voluntary Fiduciary Correction Program.

(g) The Company and the Company Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Employee Benefit Plans. Neither the Company nor any Company Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan, and, to the knowledge of the Company or any Company Subsidiary, (x) no prohibited transaction has occurred with respect to any Company Employee Benefit Plan and (y) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Company Employee Benefit Plan.

(h) Neither the Company nor any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code has ever established, maintained, contributed to, or had an obligation to contribute to, any Company Employee Benefit Plan that is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, a multiple employer plan (within the meaning of Section 413(c) of the Code) or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) or is subject to Title IV of ERISA or Section 412 of the Code.

(i) The Company and the Company Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA and the Code or any similar provisions of state law.

(j) Except as described in Section 3.10(j) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (i) entitle any current or former employee, independent contractor, director, or officer of the Company or the Company Subsidiaries to severance pay, any change in control payment or any other material payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due, any such employee, independent contractor, director, or officer or (iii) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the Tax described in Section 4999 of the Code. Neither the Company nor any Company Subsidiary has

taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of this Section 3.10(j) (without regard to whether the transactions contemplated by this Agreement are consummated), except to the extent required in a written plan, contract or agreement in existence as of the date of this Agreement.

(k) There are no suits, actions, proceedings, investigations, claims or orders pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any Company Employee Benefit Plan related to any Company Employee Benefit Plan (other than claims in the ordinary course of business). No Company Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any governmental entity, and no Company Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor.

(l) The Company has the right to amend or terminate each Company Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Company Employee Pension Benefit Plan.

(m) Neither the Company nor any Company Subsidiary has a formal plan, commitment, or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional Company Employee Benefit Plan or modify, change or terminate any existing Company Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. No events have occurred or are expected to occur with respect to any Company Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

(n) For purposes of this Section 3.10, any reference to the Company shall include Dynamic Offshore Holding GP, LLC.

SECTION 3.11. Indebtedness. Section 3.11 of the Company Disclosure Letter sets forth all outstanding Indebtedness of the Company or any Company Subsidiary, as of the date hereof.

SECTION 3.12. Taxes.

(a) Each of the Company and each Company Subsidiary has timely filed all material federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company Registration Statement for the nine months ended September 30, 2011 are adequate to cover all Taxes accruing through such date. The Company and the Company Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no material Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings. Except as has not, and would not reasonably be expected to have, a Company Material Adverse Effect, all hedging transactions entered into by the Company or any of the Company Subsidiaries have been properly identified for Tax purposes.

(b) Except as identified in Section 3.12(b) of the Company Disclosure Letter, as of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. No material Tax deficiencies have been asserted in writing against the Company or any Company Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no material issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed Tax deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Company Financial Statements. Each material deficiency resulting from any audit or examination relating to Taxes of the Company or any Company Subsidiary by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for on the balance sheets contained in the Company Financial Statements in accordance with GAAP. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. Neither the Company nor any Company Subsidiary is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other taxing authorities that will be binding on the Company or any Company Subsidiary with respect to any period following the Closing Date. Neither the Company nor any Company Subsidiary has granted any power of attorney which is currently in force with respect to any income, franchise or similar Taxes or any income, franchise or similar Tax Returns.

(c) Except as identified in Section 3.12(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against the Company or any Company Subsidiary. The Company and each Company Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(e) The Company and each Company Subsidiary have been at all times since their respective formations properly classified as either partnerships or disregarded entities for Federal income Tax purposes and any applicable state or local income Tax purposes.

SECTION 3.13. Environmental Matters. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) There are no conditions existing on any real property owned, leased or operated by the Company or any Company Subsidiary that give rise to any or would reasonably be expected to constitute a violation of or result in any liability under any Environmental Law, and the Company and the Company Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under any Environmental Law.

(b) To the knowledge of the Company, the Company and the Company Subsidiaries have used, manufactured, generated, received, handled, used, stored, labeled, released, discharged, distributed, treated, shipped and disposed of all Hazardous Substances (whether or not on or from its owned, leased or operated properties or properties owned, leased or operated by others) in compliance with all applicable Environmental Laws.

(c) Neither the Company nor any Company Subsidiary nor any real property owned, leased or operated by the Company or any Company Subsidiary is subject to any pending or, to the knowledge of the Company, threatened action, suit, investigation, inquiry, notice of non-compliance, request for information or proceeding relating to any liability under any Environmental Laws.

(d) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary, including all permits, notices, approvals and authorizations pertaining to the past and present generation, treatment, storage, disposal or release of a Hazardous Substance, have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations. The transactions contemplated by this Agreement will not result in the non-renewal, revocation, expiration, withdrawal or termination of any such permits, notices, approvals or authorizations.

(e) None of the Company and the Company Subsidiaries has assumed, contractually or, to the knowledge of the Company, by operation of law, any liabilities or obligations of third parties under any Environmental Laws.

(f) Neither the Company nor any of the Company Subsidiaries has, in the course of their businesses, sent or disposed, or otherwise had taken or transported, arranged for the taking or disposal of, or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Substance to or at a site that, pursuant to any Environmental Law, (A) has been placed on the National Priorities List under CERCLA or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take removal, remedial, corrective or any other response action as defined in any Environmental Law or to pay for the costs of any such action at the site.

SECTION 3.14. Compliance with Laws.

(a) The Company and the Company Subsidiaries are in compliance, in all material respects, with all applicable laws, rules or regulations of any United States federal, state or local or foreign government or agency thereof that materially affect the business, properties or assets owned or leased by the Company and the Company Subsidiaries. No notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, has been filed, commenced or threatened against the Company or any Company Subsidiary alleging any such non-compliance.

(b) Except (x) with respect to permits required by Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.13) and (y) with respect to properties or operations that have been sold or otherwise disposed of or are reflected as having been sold or otherwise disposed of in the Company Registration Statement, (i) the Company and the Company Subsidiaries are in possession of all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any governmental authority necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), (ii) to the knowledge of the Company, all the material Company Permits are in full force and effect, (iii) no suspension or cancellation of any of the material Company Permits is pending or, to the knowledge of the Company, threatened, (iv) to the knowledge of the Company, the Company and the Company Subsidiaries are not in violation or breach of, or default under, any Company Permit and (v) to the knowledge of the Company, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any Company Permit (in each case, with or without notice or lapse of time or both).

SECTION 3.15. Employment Matters. (a) Neither the Company nor any Company Subsidiary: (i) is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of Company or any of the Company Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or (iii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, with respect to any event described in this clause (iii), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) In the 90-day period preceding the date of this Agreement, neither the Company nor any of the Company Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries; nor has the Company or any of the Company Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act. Section 3.15(b) of the Company Disclosure Letter lists the number of the Company’s or the Company Subsidiaries’ employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days prior to the date of this Agreement or had a reduction in hours of at least 50% in the 180 days prior to the date of this Agreement. To the knowledge of the Company, the Company and the Company Subsidiaries have at all times properly classified each of their respective employees as employees, each of their respective leased employees (within the meaning of Section 414(n) of the Code) as leased employees, and each of its independent contractors as independent contractors, as applicable. No employee of the Company or any Company Subsidiary primarily performs services outside the United States.

(c) For purposes of this Section 3.15, any reference to the Company shall include Dynamic Offshore Holding GP, LLC.

SECTION 3.16. Transactions with Related Parties. Except as disclosed in the Company Registration Statement, no executive officer, manager, director, or affiliate of the Company or any Company Subsidiary and, to the knowledge of the Company, no other significant equityholder, or relative or spouse of any such officer, manager, director, equityholder or affiliate: (i) owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, manager, director, employee or consultant of, any Person that is a material competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any Company Subsidiary or who is a party to any material agreement or other arrangement, (ii) owns, directly or indirectly, in whole or in part, any material property or right, tangible or intangible, that the Company or any Company Subsidiary uses in the conduct of its business, or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any Company Subsidiary, except for claims in the ordinary course of business.

SECTION 3.17. Investment Company. Neither the Company nor any of the Company Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

SECTION 3.18. Reserve Reports. The Company has furnished to Buyer the Company’s estimate of Company’s and Company Subsidiaries’ oil and gas reserves as of December 31, 2011 (the “Company Reserve Report”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report was accurate. The estimates of proved oil and gas reserves used by the Company in connection with the preparation of the Company Reserve Report are in accordance with definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC.

SECTION 3.19. Hedging. The Company Registration Statement accurately summarizes the outstanding Hydrocarbon and financial Hedging positions attributable to the production of the Company and the Company Subsidiaries as of the date reflected therein, and (as of the date of this Agreement) there have been no changes since the date thereof, except for settlements made in the ordinary course of business.

SECTION 3.20. Properties; Oil and Gas Matters.

(a) All major items of operating equipment owned or leased by the Company or any of the Company Subsidiaries (i) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of the Company and the Company Subsidiaries, to comply, in all material respects, with the requirements of all applicable contracts, including sales contracts.

(b) Except for goods and other property sold, used or otherwise disposed of since September 30, 2011 in the ordinary course of business, the Company and the Company Subsidiaries have good and defensible title to all oil and gas leases and other properties forming the basis for the reserves reflected in the Company Reserve Reports as attributable to interests owned by the Company and the Company Subsidiaries, and to all other properties, interests in properties and assets, real and personal, reflected in the Company Registration Statement as owned by the Company and the Company Subsidiaries, free and clear of any Liens, except: (i) Liens associated with obligations reflected in the Company Reserve Report or the Company Registration Statement filed prior to the date of this Agreement, (ii) Liens for current Taxes not yet due and payable, (iii) such imperfections of title, easements, Liens, government or tribal approvals or other matters and failures of title as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) Liens identified in Section 3.20(b) of the Company Disclosure Letter. For purposes of this Agreement, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(c) Except for goods and other property sold, used or otherwise disposed of since September 30, 2011 in the ordinary course of business, the Company and the Company Subsidiaries have good and defensible title to (or good and valid leases with respect to) all material equipment and other personal property used or necessary for use in the operation of its oil and gas leases and other properties in the manner in which such properties were operated prior to the date hereof.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all material proceeds from the sale of Hydrocarbons produced from the oil and gas leases and other properties of the Company and the Company Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason. To the knowledge of the Company, the gross and net undeveloped acreage of the Company and the Company Subsidiaries as reported in the Company Registration Statement was correct in all material respects as of the date thereof, and there have been no changes in such gross and net undeveloped acreage since such date which have or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)(i) The leases and other agreements pursuant to which the Company or any of the Company Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property given material value in the Company Reserve Report are in good standing, valid and effective, (ii) neither the Company nor any Company Subsidiary is in breach or default under any such lease or other agreement nor, to the knowledge of the Company, is any other party to any such lease or other agreement in breach or default thereunder, and (iii) the rentals due by the Company or any Company Subsidiary to any lessor of any such oil and gas leases have been properly paid, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the oil and gas leases and other properties of the Company and the Company Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable oil and gas leases and applicable law.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has produced Hydrocarbons from its oil and gas leases and other properties in excess of regulatory allowables or other applicable limits on production that could result in curtailment of production from any such property.

SECTION 3.21. Natural Gas Act. Any gas gathering system constituting a part of the properties of the Company or the Company Subsidiaries has as its primary function the provision of natural gas gathering services, as the term “gathering” is interpreted under Section 1(b) of the NGA; none of the properties have been or are certificated by the FERC under Section 7(c) of the NGA or to the knowledge of the Company are now subject to FERC jurisdiction under the NGA; and none of the properties have been or are providing service pursuant to Section 311 of the NGA.

SECTION 3.22. Insurance. Section 3.22 of the Company Disclosure Letter contains a true and complete list of all insurance policies held by either the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect and all related premiums have been paid to date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as publicly disclosed with reasonable specificity by Buyer in the Buyer SEC Reports filed with the SEC prior to the date of this Agreement (excluding (i) the exhibits thereto and (ii) any disclosure set forth in any “risk factor” section thereof or in any section related to forward-looking statements to the extent that such disclosure is predicting or forward-looking in nature) and except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform the Seller of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by Buyer to the Seller (the “Buyer Disclosure Letter”), Buyer hereby represents and warrants to the Seller as follows:

SECTION 4.1. Organization. Buyer and each of the Subsidiaries of Buyer (the “Buyer Subsidiaries”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or partnership power and authority to own, operate and lease its properties and to carry on its business as now conducted. Buyer and each of the Buyer Subsidiaries is duly qualified or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect. The copies of the certificate of incorporation and bylaws of Buyer which are incorporated by reference as exhibits to Buyer’s Annual Report on Form 10-K for the year ended December 31, 2010 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 4.2. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Buyer consists of (i) 850,000,000 shares of Buyer Common Stock, 416,529,542 of which are issued and outstanding and (ii) 50,000,000 shares of preferred stock, $0.001 par value, issuable in series (“Buyer Preferred Stock”), of which (A) 2,650,000 shares have been designated 8.5% Convertible Perpetual Preferred Stock (“8.5% Preferred Stock”), all of which are issued and outstanding, (B) 2,000,000 have been designated 6.0% Convertible Perpetual Preferred Stock (“6% Preferred Stock”), all of which are issued and outstanding, and (C) 3,000,000 have been designated 7.0% Convertible Perpetual Preferred Stock (“7% Preferred Stock”), all of which are issued and outstanding. As of the date of this Agreement, (i) 954,318 shares are held in a rabbi trust established pursuant to a Buyer Employee Benefit Plan and no shares of Buyer Common Stock are held in the treasury of Buyer, (ii) there are no outstanding options to purchase shares of Buyer Common Stock and no shares of Buyer Common Stock are reserved upon exercise of options, (iii) 112,390,820 shares of Buyer Common Stock are, in the aggregate, reserved for issuance upon the conversion of the outstanding shares of the 8.5% Preferred Stock, the 6% Preferred Stock and the 7% Preferred Stock and (iv) 7,868,472 shares of Buyer Common Stock are reserved for issuance under the Buyer Employee Benefit Plans. The issued and outstanding shares of Buyer Common Stock and Buyer Preferred Stock have been, and all shares of Buyer Common Stock which may be issued in connection with the Acquisition will be, duly authorized and validly issued, fully paid and nonassessable, and free of preemptive rights. Buyer has not, subsequent to September 30, 2011, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than annual dividends payable semi-annually on the outstanding shares of Buyer Preferred Stock pursuant to the applicable certificate of designation. Buyer has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of Buyer of any kind to redeem purchase or otherwise acquire any outstanding shares of capital stock of Buyer. There are no outstanding bonds, debentures, notes or other indebtedness or securities of Buyer having the right to vote (or, other than issued and outstanding shares of Buyer Preferred Stock and any outstanding Buyer options to purchase shares of Buyer Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Buyer may vote.

(b) Except as set forth above in this Section 4.2, no shares of capital stock or other voting securities of Buyer are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Buyer or any of the Buyer Subsidiaries is a party or by which any of them is bound obligating Buyer or any of the Buyer Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Buyer or of any of the Buyer Subsidiaries or obligating Buyer or any of the Buyer Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

SECTION 4.3. Authorization; No Conflict.

(a) Buyer has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer. No other corporate proceedings on the part of Buyer or any of the Buyer Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery by the Seller, constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation, bylaws or other organizational documents of Buyer or any of the Buyer Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination, conversion (with respect to any security) or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Buyer or any of the Buyer Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Buyer or any Buyer Subsidiary under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Buyer or any of the Buyer Subsidiaries is a party or by which Buyer or any of the Buyer Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to Buyer or any of the Buyer Subsidiaries or any of their respective properties or assets other than any such event described in clauses (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Buyer Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority is necessary to be obtained or made by Buyer or any Buyer Subsidiary in connection with Buyer’s execution, delivery and performance of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for (i) compliance with the HSR Act and (ii) compliance with the “blue sky” laws of various states, and except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Buyer Material Adverse Effect.

SECTION 4.4. SEC Reports and Financial Statements. (a) Since January 1, 2008, Buyer has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Buyer SEC Reports”) required to be filed by Buyer with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Buyer SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Reports, and none of the Buyer SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Buyer Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. There are no outstanding comments from the Staff of the SEC with respect to any of the Buyer SEC Reports.

(b) The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Buyer Financial Statements”) of Buyer contained in the Buyer SEC Reports have been prepared from the books and records of Buyer and the Buyer Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of Buyer and the Buyer Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business). Except as reflected in the Buyer Financial Statements, neither Buyer nor any of the Buyer Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than any liabilities incurred since September 30, 2011 which, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Parent SEC Reports filed since December 31, 2009, the chief executive officer and chief financial officer of Buyer have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. Buyer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Buyer required to be disclosed in Buyer’s Exchange Act Reports, including its consolidated Buyer Subsidiaries, is made known to Buyer’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of Buyer, such disclosure controls and procedures are effective in timely alerting Buyer’s principal executive officer and its principal financial officer to material information required to be included in Buyer’s periodic reports required under the Exchange Act.

SECTION 4.5. Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened, to which Buyer or any of the Buyer Subsidiaries is a party which, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect. There are no judgments, decrees, injunctions, rules, awards or orders of any governmental or regulatory entity or arbitrator outstanding against Buyer or any of the Buyer Subsidiaries which, individually or in the aggregate, have had or would reasonably be expected to have a Buyer Material Adverse Effect.

SECTION 4.6. Buyer Action. No vote of the holders of Buyer’s capital stock is required in connection with this Agreement, the Acquisition or the Share Issuance.

SECTION 4.7. Broker’s or Finder’s Fees. Except for SunTrust Robinson Humphrey, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Buyer Financial Advisor”), no finder, broker, investment banker or other Person acting on behalf of Buyer or any Buyer Subsidiary or under Buyer’s or any Buyer Subsidiary’s authority is or will be entitled to any broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

SECTION 4.8. Absence of Material Adverse Changes. Since September 30, 2011, Buyer and the Buyer Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect.

SECTION 4.9. Compliance with Laws. Buyer and the Buyer Subsidiaries are in compliance, in all material respects, with all applicable laws, rules or regulations of any United States federal, state or local or foreign government or agency thereof that materially affect the business, properties or assets owned or leased by the Buyer and the Buyer Subsidiaries. No notice, charge, claim, action or assertion has been received by the Buyer or any Buyer Subsidiary or, to the knowledge of the Buyer, has been filed, commenced or threatened in writing against Buyer or any Buyer Subsidiary alleging any such material non-compliance. All material licenses, permits and approvals required under such laws, rules and regulations are in full force and effect.

SECTION 4.10. Financing. Buyer has delivered to the Seller a true and complete copy of certain written debt financing commitment letters (the “Commitment Letters”) from one or more third parties pursuant to which such third parties have agreed, subject to the terms and conditions thereof, to provide or cause to be provided to Buyer the debt amounts set forth therein for the purposes of financing the Acquisition and related fees and expenses (the “Financing”). As of the date of this Agreement, the Commitment Letters are in full force and effect. There are no other agreements, side letters, conditions precedent or other arrangements relating to or affecting the Financing or the terms thereof, other than as set forth in the Commitment Letters and any related fee or engagement letter (true and correct redacted copies of which have been provided to the Seller). After giving effect to the amounts expected to be funded under the Commitment Letters, and assuming compliance by the Seller, the Company and the Company Subsidiaries with their respective obligations hereunder, Buyer will have, at the Closing, immediately available funds sufficient to pay in full the Closing Cash Payment as contemplated by this Agreement.

SECTION 4.11. Reserve Reports. Buyer has furnished to the Seller Buyer’s estimate of Buyer’s and Buyer Subsidiaries’ oil and gas reserves as of December 31, 2011 (the “Buyer Reserve Report”). Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, the factual, non-interpretive data on which the Buyer Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Buyer Reserve Report was accurate. The estimates of proved oil and gas reserves used by Buyer in connection with the preparation of the Buyer Reserve Report are in accordance with definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE ACQUISITION

SECTION 5.1. Conduct of Business by the Company Pending the Acquisition. The Seller covenants and agrees that, prior to the Closing, unless Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except as expressly permitted or required pursuant to this Agreement:

(a) The Seller shall cause the businesses of the Company and the Company Subsidiaries to be conducted in the ordinary and usual course of business and consistent with past practices, and the Seller shall cause the Company and the Company Subsidiaries to use all commercially reasonable efforts to maintain and preserve intact their respective business organizations and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees; and

(b) Without limiting the generality of the foregoing Section 5.1(a), except as set forth in Section 5.1 of the Company Disclosure Letter, the Seller shall not permit the Company to, directly or indirectly, and shall not permit any of the Company Subsidiaries to, directly or indirectly, do any of the following:

(i) (A) acquire, sell, lease, transfer or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries or terminate, cancel, materially modify or (B) enter into any material commitment, transaction, line of business or other agreement, in the case of clause (B) only outside of the ordinary course of business consistent with past practice;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iii) amend or propose to amend the respective constituent documents of the Company or the Company Subsidiaries;

(iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, other equity securities, other ownership interests, property or otherwise with respect to any shares of its capital stock, other equity securities or other ownership interests;

(v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests;

(vi) split, combine or reclassify any outstanding shares of its capital stock, other equity securities or other ownership interests;

(vii) issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock, other equity securities or other ownership interests outstanding on the date hereof;

(viii) modify the terms of any existing indebtedness for borrowed money or security issued by the Company or any Company Subsidiary;

(ix) incur any indebtedness for borrowed money (other than pursuant to the Company’s existing line of credit in an aggregate amount not to exceed $500,000);

(x) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances, except (A) to or for the benefit of the Company Subsidiaries or (B) for those not in excess of $1,000,000 in the aggregate;

(xi) create or assume any material Lien on any material asset;

(xii) authorize, recommend or propose any material change in its capitalization;

(xiii) (A) take any action with respect to the grant of or increase in any severance or termination pay to any current or former director, executive officer or employee of the Company or any Company Subsidiary, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan, other than for clauses (A), (B) and (D) above, in the case of employees who are not directors and executive officers, in the ordinary course of business, (G) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.10(j) (without regard to whether the transactions contemplated by this Agreement are consummated), except to the extent required in a written plan, contract or agreement in existence as of the date of this Agreement, or (H) hire any directors, officers, agents, consultants or employees unless such person is employed “at will” and hired in the ordinary course of business and neither the Company nor any Company Subsidiary has any obligation to provide any severance benefits to such person upon termination of employment (it being understood and agreed that this Section 5.1(b)(xiii) shall not preclude the assignment and assumption of any employment agreement with Dynamic Offshore Holding GP, LLC set forth on Section 6.2(f) of the Company Disclosure Letter in the form in effect immediately prior to the date hereof in accordance with Section 6.2(f)), ;

(xiv) execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable law) in any material respect any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries (it being understood and agreed that this Section 5.1(b)(xiv) shall not preclude the assignment and assumption of any employment agreement with Dynamic Offshore Holding GP, LLC set forth on Section 6.2(f) of the Company Disclosure Letter in the form in effect immediately prior to the date hereof in accordance with Section 6.2(f));

(xv) make any material changes in its reporting for Taxes or accounting methods, other than as required by GAAP or applicable law; make or rescind any material Tax election; make any material change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material Tax liability;

(xvi) settle, compromise or otherwise resolve any litigation or other legal proceedings involving a payment of more than $100,000 in any one case by or to the Company or any of the Company Subsidiaries;

(xvii) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $500,000 individually or $1,000,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

(xviii) write off any accounts or notes receivable in excess of $100,000;

(xix) make or commit to make capital expenditures in excess of the aggregate budgeted amount set forth in the Company’s fiscal 2012 capital expenditure plan described in Section 5.1(b)(xix) of the Company Disclosure Letter previously provided to Buyer, except as may be required to (A) continue operations on the drilling, completion or plugging of any well or any well operations for which the Company has consented to participate and is required to continue to participate pursuant to applicable agreements or (B) conduct emergency operations on any well pipeline or other facility;

(xx) make or assume any Hedges;

(xxi) enter into new contracts to sell Hydrocarbons, other than in the ordinary course of business at market pricing, but in no event any having a duration longer than three months;

(xxii) fail to timely meet its royalty payment obligations in connection with its oil and gas leases;

(xxiii) enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Closing, limit or restrict Buyer or any Buyer Subsidiary or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Buyer or any Buyer Subsidiary;

(xxiv) knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 7.2(a), (b) or (c) at, or as of any time prior to, the Closing Date, or that would materially impair the ability of Buyer, the Company or the Seller to consummate the Acquisition in accordance with the terms hereof or materially delay such consummation;

(xxv) amend the Company Registration Statement or make any filings with the SEC; or

(xxvi) take or agree in writing or otherwise to take any of the actions precluded by Sections 5.1(a) or (b).

SECTION 5.2. Conduct of Business by Buyer Pending the Acquisition. Buyer covenants and agrees that, prior to the Closing, except (i) if the Seller shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), (ii) as expressly permitted or required pursuant to this Agreement, (iii) as set forth in Section 5.2 of the Buyer Disclosure Letter or as otherwise specifically required by the transactions contemplated hereby or (iv) for transactions between or among Buyer and the Buyer Subsidiaries, Buyer shall not directly or indirectly, and shall not permit any of the Buyer Subsidiaries to, do any of the following:

(a) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof if such transaction would reasonably be expected to prevent or materially delay the consummation of the Acquisition;

(b) adopt or propose to adopt any amendments to its charter documents which would reasonably be expected to prevent or materially delay the consummation of the Acquisition;

(c) other than as may be required under the terms of the 8.5% Preferred Stock, the 6% Preferred Stock or the 7% Preferred Stock, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock or split, combine or reclassify any outstanding shares of its capital stock; combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such;

(d) knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 7.2(a) or (b) at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Buyer or the Seller to consummate the Acquisition in accordance with the terms hereof or materially delay such consummation; or

(e) take or agree in writing or otherwise to take any of the actions precluded by Sections 5.2(a) through (d).

ARTICLE 6

ADDITIONAL AGREEMENTS

SECTION 6.1. Financial Statement Cooperation.

(a) From the date hereof until the Closing Date, Seller shall provide, and shall cause the Company and the Company Subsidiaries to provide, to Buyer reasonable cooperation in Buyer’s preparation of all financial statements relating to the Company and the Company Subsidiaries required to be included (i) under the rules and regulations of the SEC by Buyer in any Form 8-K to be filed following the consummation of the Acquisition or (ii) in any registration statement contemplated by the Registration Rights Agreement.

(b) As promptly as practicable after the date hereof, the Seller shall deliver to Buyer audited financial statements of the Company and the Company Subsidiaries, and Hein & Associates LLP shall have rendered an unqualified audit opinion thereon.

SECTION 6.2. Employee Benefit Matters.

(a) From and after the Closing, Buyer shall have the rights and obligations described in this Section 6.2 regarding the individuals who were employees of Dynamic Offshore Holding GP, LLC, who were performing services for the benefit of the Company immediately prior to the Closing and with respect to whom the Company has provided Buyer with the following information on Section 6.2 of the Company Disclosure Letter: name, title, date of hire (and rehire, if applicable), salary or rate of pay and bonus opportunities (such employees, including any employees hired after the date hereof in the ordinary course of business consistent with past practice and in accordance with the terms of this Agreement, “Acquired Employees”).

(b) Employment. All Acquired Employees shall be offered employment by Buyer or a Buyer Subsidiary effective as of the Closing, in accordance with the hiring policies of Buyer. Any Acquired Employees shall be employed solely on an “at will” basis, except to the extent required by the provisions of written employment contracts set forth on Section 6.2(f) of the Company Disclosure Letter or as required by applicable law; provided, however, that, except to the extent an Acquired Employee has entered into an employment agreement that is assumed by the Company in connection with the transactions contemplated herein, to the extent they remain employed by Buyer or any Buyer Subsidiary following the Closing, the Acquired Employees will continue to be employed for a period of six months following Closing at not less than the same base salary in effect immediately prior to Closing. An Acquired Employee whose employment is terminated ceases immediately to be an “Acquired Employee” for purposes of this Agreement. Nothing in this Section 6.2(b), including the proviso in the foregoing sentence, is intended to create a severance plan with respect to any Acquired Employee, to provide for the continued employment of any Acquired Employee or to provide for compensation following the termination of the employment of any Acquired Employee.

(c) Benefit Plans. The Company shall take such steps as are necessary to terminate all of the Company Employee Benefit Plans as of the Closing, except for the employment agreements set forth on Section 6.2(f) of the Company Disclosure Letter. Subject to the requirements of this Section 6.2, Acquired Employees shall participate in the Buyer Employee Benefit Plans for which they are eligible according to the terms of such Buyer Employee Benefit Plans. Each such plan shall grant credit to each Acquired Employee for all service prior to the Closing with the Company (including any predecessors) for vesting and eligibility purposes, but not for benefit accrual in any plan or for any purpose in the Company’s equity compensation plans, service awards or nonqualified deferred compensation plans. Nothing in this Section 6.2 shall restrict in any manner the right of Buyer or any Buyer Subsidiary to modify any compensation arrangement of any Acquired Employee for any reason at any time (in each case subject to the provisions of any written employment contracts).

(d) Group Health Plans. During the plan year in which the Closing occurs, any group health plan established or maintained by Buyer or any Buyer Subsidiary shall, with respect to any eligible Acquired Employee or, as applicable, a family member of an eligible Acquired Employee, (i) waive any waiting period, (ii) waive any exclusion or limitation for preexisting conditions which were covered under any group health plan maintained by the Company prior to the Closing, (iii) grant credit (for purposes of annual deductibles, co-payments and out-of-pocket limits) for any covered claims incurred or payments made prior to the Closing, and (iv) accept rollovers of the health flexible spending account and dependent care accounts of eligible Acquired Employees.

(e) Employee Communications. The parties to this Agreement shall cooperate in the distribution or other dissemination of communications before the Closing to individuals who are employees of the Company. Any communication that any party to this Agreement intends to distribute to such individuals relating to their employment following the date of this Agreement shall be subject to the approval of the other parties to this Agreement, which approval shall not be unreasonably withheld or delayed. The parties to this Agreement shall also cooperate in issuing any notice that might be required under the WARN Act or any similar state law so as to provide such notice in full compliance with the WARN Act or any similar state law.

(f) Employment Agreements. Seller shall cause, as of the Closing, an assignment and assumption agreement to be executed and delivered by Dynamic Offshore Holding GP, LLC and the Company with respect to each employment agreement set forth on Section 6.2(f) of the Company Disclosure Letter in the form in effect immediately prior to the date of this Agreement, except that the equity units referenced therein (both the Class A Units and Class B Units of the Seller) shall be paid in full as of the Closing and shall not become obligations in any respect of the Company, Buyer or any Buyer Subsidiary.

SECTION 6.3. Consents and Approvals.

(a) Buyer and the Seller shall each, as promptly as practicable after the date of this Agreement, file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby. The parties shall use commercially reasonable efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

(b) Buyer and the Seller shall, and shall cause their respective affiliates to, cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and (iv) use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which Buyer, the Company or the Seller or any of their respective Subsidiaries is a party or by which any of them is bound; provided, however, that no note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument shall be amended or modified to increase in any material respect the amount payable thereunder or to be otherwise more burdensome, or less favorable, in each case in any material respect, to the Company and the Company Subsidiaries considered as one enterprise in order to obtain any permit, consent, approval or authorization without first obtaining the written consent of Buyer, which consent shall not be unreasonably withheld or delayed; provided, further, that the Seller shall have no obligation to make any expenditure or payment to any third party in order to obtain any such permit, consent, approval or authorization. The Seller shall have the right to review and approve in advance all characterizations of the information relating to the Seller and the Company; Buyer shall have the right to review and approve in advance all characterizations of the information relating to Buyer or any Buyer Subsidiary; and each of the Seller and Buyer shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any material filing made in connection with the transactions contemplated hereby. Buyer and the Seller agree that they will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and governmental bodies.

SECTION 6.4. Public Statements. Buyer and the Seller shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or trading market. Notwithstanding the foregoing, the Seller and Riverstone Investment Group LLC (“Riverstone”) and their affiliates shall be entitled to disclose information with respect to this Agreement or the transactions contemplated hereby to investors and limited partners, and to prospective investors or other Persons as part of fundraising or marketing activities undertaken by Riverstone or any of its affiliates; provided that such disclosures are made to Persons subject to an obligation of confidentiality with respect to such information to the extent that such information disclosed is confidential.

SECTION 6.5. Pay-Off Letters; Financing.

(a) At least three Business Days prior to the Closing, the Seller shall deliver, or shall cause to be delivered, to Buyer copies of Pay-Off Letters with respect to the Closing Debt Amount of the Company or any Company Subsidiary, including from the administrative agent under the Second Amended and Restated Credit Agreement, dated effective as of June 20, 2011 (the “Credit Agreement”), among the Company, The Royal Bank of Scotland, as administrative agent, and Capital One, N.A. and Regions Bank, as co-syndication agents, Citibank, N.A. and Natixis, as co-documentation agents, RBS Securities Inc., as sole lead arranger and sole bookrunner, as amended pursuant to that First Amendment to the Credit Agreement, dated effective as of November 9, 2011, and all items of Transaction Expenses of the Company or any Company Subsidiary, and shall make arrangements for the release of all Liens and other security over the Company’s and the Company Subsidiaries’ properties and assets securing such obligations.

(b) Prior to the Closing, the Seller shall, and shall cause the Company and the Company Subsidiaries to, use their respective commercially reasonable efforts to provide or cause to be provided, and to cause their respective representatives to provide or cause to be provided, to Buyer, any Buyer Subsidiary and any of their respective affiliates and representatives, in each case, at Buyer’s sole expense, all cooperation reasonably requested by Buyer that is necessary, proper or advisable in connection with any financing undertaken by Buyer in connection with the Acquisition, including using commercially reasonable efforts with respect to (i) participation in a reasonable number of meetings, drafting sessions, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, business projections, customary private placement memoranda, a single customary bank information memoranda (as well as a public-side version thereof), prospectuses and similar documents required in connection with any financing undertaken by Buyer in connection with the Acquisition, (iii) executing and delivering as of the Closing any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Purchaser and otherwise facilitating the pledging of collateral, (iv) furnishing on a confidential basis to Buyer and its representatives, including any sources of financing, in the form customarily included in private placements under Rule 144A of the Securities Act, financial, accounting and other pertinent information, including historical and pro forma financial statements, regarding the Company and the Company Subsidiaries reasonably necessary to consummate any proposed offerings of debt securities in connection with the Acquisition, including to the extent consistent therewith, such financial or other pertinent information required by Regulation S-X and Regulation S-K under the Securities Act, (v) obtaining any necessary and customary accountants’ and reserve engineers’ consents and comfort letters, as applicable, legal opinions, surveys and title insurance as reasonably requested by Buyer, (vi) taking all reasonable actions necessary to (A) permit the prospective lenders involved in any financing undertaken by Buyer in connection with the Acquisition to evaluate the current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements of the Company and the Company Subsidiaries and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (vii) obtaining any necessary rating agencies’ confirmation or approvals for any financing undertaken by Buyer in connection with the Acquisition, and (viii) taking all corporate actions reasonably necessary to permit the consummation of any financing undertaken by Buyer in connection with the Acquisition and to permit the proceeds thereof to be available as of the Closing; provided, however, that (i) the Seller shall have no obligation under any such agreement, certificate, document or instrument, (ii) no obligation of the Company or any Company Subsidiary under any such agreement, certificate, document or instrument shall be effective until the Closing, (iii) the Seller or any of its respective affiliates (including, prior to the Closing, the Company or any Company Subsidiary) will not be required to pay any commitment or other fee or incur any extraordinary cost, expense or other liability that is not simultaneously reimbursed by Buyer in connection with any financing undertaken by Buyer in connection with the Acquisition, (iv) no corporate action shall be required to be taken by the Seller or, until the Closing, the Company related to any financing undertaken by Buyer in connection with the Acquisition and (v) any obligation of the Seller or any of its respective affiliates (including, prior to the Closing, the Company or any Company Subsidiary) to prepare or provide pro forma financial information shall be solely with respect to pro forma financial information regarding the Company and the Company Subsidiaries, and Buyer shall be responsible for preparing any other pro forma financial information to be used in connection with any financing undertaken by Buyer in connection with the Acquisition or otherwise. All non-public information regarding the Company and any Company Subsidiary provided to Buyer, its affiliates or its representatives pursuant to this Section 6.5(b) shall be kept confidential by them in accordance with the Confidentiality Agreement, except for disclosure pursuant to potential lenders as required in connection with any financing undertaken by Buyer in connection with the Acquisition, subject to customary confidentiality obligations by such potential lenders.

(c) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the Financing as promptly as practicable (subject in all cases to the Marketing Period) on substantially the terms and conditions described in the Commitment Letters. Without limiting Buyer’s obligations under this Section 6.5(c), if any portion of the Financing becomes unavailable for any reason, Buyer shall use its reasonable best efforts to obtain alternative financing from alternative sources on terms not materially less beneficial to Buyer in an amount at least equal to an amount, when combined with cash on hand of Buyer, sufficient to consummate the Acquisition pursuant to the terms of this Agreement as promptly as practicable but in no event later than the Termination Date (subject in all cases to the Marketing Period). Buyer shall give the Seller prompt written notice of any material breach by any party to the Commitment Letters of which Buyer becomes aware or any termination of the Commitment Letters. Buyer shall keep the Seller informed on a reasonably current basis of the status of its efforts to arrange the Financing.

SECTION 6.6. Further Assurances. Subject to the terms and conditions provided herein, each of Buyer and the Seller agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement, including obtaining all consents, approvals and authorizations required for or in connection with the consummation by the parties hereto of the transactions contemplated by this Agreement, and, only if Buyer and the Seller mutually agree, contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

SECTION 6.7. Tax Matters.

(a) Buyer, on the one hand, and the Seller, on the other hand, shall each be liable for 50% of all Transfer Taxes arising from the transactions contemplated by this Agreement. “Transfer Taxes“ means all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes.

(b) The Seller shall deliver to Buyer a certificate of non-foreign status in the form prescribed by Treasury Regulations Section 1.1445-2(b)(2).

(c) As soon as practicable after the Closing, Buyer shall deliver to the Seller a statement setting forth its proposed allocation of the Aggregate Consideration and any other consideration required to be taken into account under applicable law among the assets of the Company and the Company Subsidiaries in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation“). The allocation methodology will be based on the relative reserve valuations ascribed to the assets. If within 15 days after the date of the delivery of the Purchase Price Allocation to the Seller, the Seller notifies Buyer in writing that the Seller objects to the allocation set forth in the Purchase Price Allocation, Buyer and the Seller shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Buyer and the Seller are unable to resolve such dispute within 20 days, Buyer and the Seller shall jointly retain the Referee (which may in turn select an appraiser if needed) to resolve the disputed item. Upon resolution of the disputed items, the allocation reflected on the Purchase Price Allocation shall be adjusted to reflect such resolution. The costs, fees and expenses of the Referee shall be borne equally by Buyer and the Seller. The parties shall file all Tax Returns required under federal or state Tax laws consistent with the Purchase Price Allocation, except as required by law.

SECTION 6.8. Notification of Certain Matters. The Seller agrees to give prompt notice to Buyer, and to use commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 7.2(a), (b) or (c); provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Buyer agrees to give prompt notice to the Seller, and to use commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 7.3(a) or (b); provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.9. Access to Information; Confidentiality.

(a) The Seller shall cause the Company and the Company Subsidiaries, and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to afford the officers, employees and agents of Buyer, at its sole cost and risk, reasonable access at all reasonable times from the date hereof through the Closing Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Buyer all financial, operating and other data and information as Buyer, through its officers, employees or agents, may reasonably request. Buyer, at its sole cost and risk, shall have the right to make such due diligence investigations as Buyer shall deem necessary or reasonable, upon reasonable notice to the Seller and without disruption or damage to Company’s operations or properties. No additional investigations or disclosures shall affect the representations and warranties of the Seller or regarding the Company contained herein, or limit or otherwise affect the remedies available to Buyer pursuant to this Agreement.

(b) The provisions of the Confidentiality Agreement, dated January 18, 2012, between Buyer and the other parties named therein (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms.

SECTION 6.10. Buyer Common Stock.

(a) Upon issuance in accordance with this Agreement, and assuming the accuracy of the representations and warranties of the Seller and regarding the Company set forth in Articles 2 and 3 and the performance by the Seller, the Company and the Company Subsidiaries with the covenants contained herein, all shares of Buyer Common Stock issued in accordance with the terms of this Agreement as Aggregate Share Consideration will be issued in accordance with all applicable securities laws and will be approved for listing on the New York Stock Exchange subject only to official notice of issuance. Upon the Seller’s receipt of such shares, the Seller will acquire good and valid title to all of such shares, free and clear of any Liens (other than transfer restrictions under securities laws).

(b) Buyer and the Seller acknowledge and agree that the Buyer Common Stock has not been registered under the Securities Act or the securities laws of any state and the Buyer Common Stock may be sold or disposed of only in one or more transactions registered under the Securities Act and applicable state securities laws or as to which an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. No Person has any right to require Buyer to cause the registration of any of the Buyer Common Stock, except as expressly set forth in the Registration Rights Agreement. The Seller acknowledges and agrees that it will not make any disposition of the Buyer Common Stock acquired pursuant to this Agreement which will or may involve a violation of the Securities Act, the Exchange Act or of any state securities laws. The certificates representing the Buyer Common Stock shall contain a legend similar to the following and other legends necessary or appropriate under applicable state securities laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SHARES IS EFFECTIVE OR UNLESS THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH SHARES MAY BE SOLD WITHOUT REGISTRATION UNDER THE ACT AND SUCH LAWS.

(c) Buyer and the Seller acknowledge and agree that it is the intention of the Seller that the shares of Buyer Common Stock issued pursuant to this Agreement as the Aggregate Share Consideration be issued or subsequently transferred to the partners of the Seller, and Buyer hereby agrees to reasonably cooperate with the Seller to facilitate any such issuance or transfer in a manner consistent with applicable law, subject in all cases to such arrangements in connection therewith being reasonably satisfactory to Buyer.

SECTION 6.11. Registration Process. At the Closing, the Seller shall file or cause to be filed with the SEC a Registration Withdrawal Request pursuant to Rule 477 of Regulation C of the Securities Act for consent to the withdrawal of the Company Registration Statement, requesting that the application be approved as of the Closing Date or at the earliest practicable date thereafter.

SECTION 6.12. RELEASE. EFFECTIVE AS OF THE CLOSING, THE SELLER DOES FOR ITSELF AND ITS AFFILIATES, PARTNERS, HEIRS, BENEFICIARIES, SUCCESSORS AND ASSIGNS, IF ANY, RELEASE AND ABSOLUTELY FOREVER DISCHARGE THE COMPANY AND ITS OFFICERS, MANAGERS, MEMBERS, AFFILIATES, EMPLOYEES, SUBSIDIARIES AND AGENTS (EACH, A “RELEASED PARTY”) FROM AND AGAINST ALL RELEASED MATTERS. “RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED (COLLECTIVELY “CLAIMS”), THAT SUCH PERSON NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTIONS WITH RESPECT TO THE COMPANY, ANY COMPANY SUBSIDIARY OR THEIR RESPECTIVE AFFAIRS ON OR BEFORE THE CLOSING DATE TO THE EXTENT ARISING BY VIRTUE OF SELLER’S OR ANY PRIOR EQUITYHOLDER’S CAPACITY AS AN EQUITYHOLDER OF THE COMPANY;

PROVIDED THAT RELEASED MATTERS SHALL NOT INCLUDE ANY RIGHT OR CLAIM (AS DEFINED ABOVE) OF THE SELLER UNDER THIS AGREEMENT OR ANY OTHER AGREEMENTS CONTEMPLATED HEREBY OR (B) A WAIVER OF THE AVAILABILITY OF INSURANCE TO COVER CLAIMS NOT COVERED BY THIS RELEASE. IT IS THE INTENTION OF THE SELLER IN EXECUTING THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED IN THIS SECTION 6.12 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY THE SELLER AND THE RELEASED PARTIES OF ALL RELEASED MATTERS. THE SELLER HEREBY REPRESENTS TO THE COMPANY, EACH COMPANY SUBSIDIARY AND BUYER THAT THE SELLER HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT, TO THE KNOWLEDGE OF THE SELLER, NO PERSON OTHER THAN THE SELLER HAS ANY INTEREST IN ANY RELEASED MATTER BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY THE SELLER. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 6.12 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 6.12, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

ARTICLE 7

CONDITIONS

SECTION 7.1. Conditions to Each Party’s Obligation To Effect the Acquisition. The respective obligations of each party to effect the Acquisition are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date of each of the following conditions:

(a) HSR Act. The waiting period (and any extension thereof) applicable to the Acquisition and the other transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(b) No Injunctions or Restraints. No preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the Acquisition illegal or otherwise prevent the consummation thereof.

SECTION 7.2. Conditions to Obligations of Buyer. The obligations of Buyer to effect the Acquisition are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties (i) of the Seller and regarding the Company set forth herein (other than the representations and warranties specified in clause (ii) below) shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Company Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) set forth in Sections 2.1, 2.3(a) and 3.2 shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and Buyer shall have received a certificate on behalf of the Company and the Seller signed by an executive officer of the Company and the Seller, respectively, to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate on behalf of the Company and the Seller signed by an executive officer of the Company and the Seller, respectively, to such effect.

(c) Material Adverse Effect. Since September 30, 2011, there shall not have occurred any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had, and continues to have, a Company Material Adverse Effect; and Buyer shall have received a certificate on behalf of the Company and the Seller signed by an executive officer of the Company and the Seller, respectively, to such effect.

(d) Deliveries. The Seller shall have delivered, or caused to be delivered, to Buyer the items required by Section 1.3(b), and such documents, agreements and other instruments delivered thereto shall be in full force and effect.

SECTION 7.3. Conditions to Obligation of the Seller. The obligations of the Seller to effect the Acquisition are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer (i) set forth herein (other than the representations and warranties specified in clause (ii) below) shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Buyer Material Adverse Effect or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (ii) set forth in Sections 4.2 and 4.3(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and the Company shall have received a certificate signed on behalf of Buyer by the chief executive officer and the chief financial officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by the chief executive officer and the chief financial officer of Buyer to such effect.

(c) Deliveries. Buyer shall have delivered, or caused to be delivered, to the Seller the items required by Section 1.3(a), and such documents, agreements and other instruments delivered thereto shall be in full force and effect.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1. Termination. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Buyer and the Seller;

(b) by either Buyer or the Seller, if the Acquisition has not been consummated by May 31, 2012, or such other date, if any, as the Company and Buyer shall agree upon (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by either Buyer or the Seller, if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition having the effects set forth in Section 7.1(b) shall be in effect and shall have become final and non-appealable;

(d) by Buyer, if the Seller or the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a), (b) or (c) and (B) is incapable of being cured or has not been cured by the Seller or the Company, as the case may be, within 20 calendar days after written notice has been given by Buyer to the Seller of such breach or failure to perform; or

(e) by the Company, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 7.3(a) or (b), and (B) is incapable of being cured or has not been cured by Buyer within 20 calendar days after written notice has been given by the Seller to Buyer of such breach or failure to perform.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

SECTION 8.2. Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except as set forth in Section 8.3 and for the provisions in Article 10, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any willful or intentional breach of a covenant of this Agreement prior to such termination. In addition, the Confidentiality Agreement shall not be affected by the termination of this Agreement.

SECTION 8.3. Fees and Expenses. Except as provided in this Agreement with respect to the Transaction Expenses, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Acquisition is consummated.

SECTION 8.4. Amendment.

(a) This Agreement may be amended by the parties hereto at any time, but only by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding the foregoing, any amendment or waiver of this Section 8.4(a) and Sections 10.5 and 10.7(b) shall require the prior written consent of the Debt Financing Sources, but only to the extent such Sections relate to the Debt Financing Sources and their Affiliates, successors and assigns.

(b) No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement and not as a result of the execution of this Agreement.

SECTION 8.5. Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Closing by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

INDEMNIFICATION

SECTION 9.1. Survival of Representations, Warranties.

(a) Except as provided in Section 9.1(b), the representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall not survive the Closing.

(b) Notwithstanding the preceding sentence, survival shall be for three years from the Closing Date with respect to the assertion of claims or liabilities constituting or alleging a breach of any representation and warranty set forth in Section 2.1 or Section 2.3(a) that is subject to an indemnity claim pursuant to Section 9.2.

SECTION 9.2. Indemnification of the Buyer Indemnitees. From and after the Closing, Buyer and its affiliates, equity holders, officers, managers, directors, employees and agents (collectively, the “Buyer Indemnitees”) shall be indemnified and held harmless by R/C for a percentage of any Damages equal to the percentage of the Aggregate Consideration received or to be received by R/C that any Buyer Indemnitee incurs by reason of the incorrectness, falsity or breach of the warranties and representations made by the Seller in Section 2.1 or Section 2.3(a).

ARTICLE 10

GENERAL PROVISIONS

SECTION 10.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by telecopier (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a) if to Buyer:

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Attention: General Counsel

Fax: (405) 429-5983

with a copy to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention:	Scott F. Smith
Stephen A. Infante

Fax: (212) 841-1010

(b) if to the Seller:

Dynamic Offshore Holding, LP

c/o Riverstone Investment Group LLC

712 Fifth Avenue, 51st Floor

New York, New York 10019

Attention: General Counsel

Fax: (888) 801-9301

with a copy to:

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention: James Hanna

Fax: (214) 999-7729

Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, telecopier, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

SECTION 10.2. Definitions . The following capitalized terms have the following meanings:

“Aggregate Share Consideration” means 73,961,554 shares of Buyer Common Stock; provided that the “Aggregate Share Consideration” shall be subject to equitable adjustment in the event of any reclassification, recapitalization, stock split, stock dividend, reverse stock split, or other similar events in respect of the Buyer Common Stock effected after the date of this Agreement and prior to the Closing.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Buyer Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of Buyer or any of the Buyer Subsidiaries or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including without limitation any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Buyer Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Buyer Employee Pension Benefit Plan”) and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy.

“Buyer Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Buyer and the Buyer Subsidiaries considered as a single enterprise or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (i) adversely affects the oil and gas exploration, development and production industry generally (including without limitation changes in commodity prices, general market prices and regulatory changes) (and in each case does not disproportionately affect Buyer and the Buyer Subsidiaries considered as a single enterprise), (ii) arises out of general economic or industry conditions (and in each case does not disproportionately affect Buyer and the Buyer Subsidiaries considered as a single enterprise), (iii) (other than with respect to Section 4.3 (Authorization; No Conflict)) arises out of, results from or relates to the transactions contemplated by this Agreement or the announcement thereof, (iv) arises out of any generally applicable change in applicable laws or GAAP or interpretation of any thereof (and in each case does not disproportionately affect Buyer and the Buyer Subsidiaries considered as a single enterprise), (v) arises out of any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism (and in each case does not disproportionately affect Buyer and the Buyer Subsidiaries considered as a single enterprise) and (vi) arises out of any failure by Buyer and the Buyer Subsidiaries to meet internal projections or forecasts (provided, that the underlying cause of any such failure may be taken into consideration in making such determination) shall not be considered in determining whether a Buyer Material Adverse Effect has occurred.

“Closing Cash” means an amount equal to the average daily cash balance of the Company for the 30 days ending on the second day prior to the Closing Date.

“Closing Debt Amount” means any Closing Indebtedness under the Credit Agreement.

“Closing Indebtedness” means any Indebtedness of the Company and any Company Subsidiary on a consolidated basis outstanding as of immediately prior to the Closing.

“COBRA” means health care continuation coverage provisions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Company, Dynamic Offshore Holding GP, LLC or any of the Company Subsidiaries or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including without limitation any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Company Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Company Employee Pension Benefit Plan”) and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy.

“Company Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (i) adversely affects the oil and gas exploration, development and production industry generally (including without limitation changes in commodity prices, general market prices and regulatory changes) (and in each case does not disproportionately affect the Company and the Company Subsidiaries considered as a single enterprise), (ii) arises out of general economic or industry conditions (and in each case does not disproportionately affect the Company and the Company Subsidiaries considered as a single enterprise), (iii) (other than with respect to Sections 3.3 (Authorization; No Conflicts) and 3.8 (Certain Contracts and Arrangements) arises out of, results from or relates to the transactions contemplated by this Agreement or the announcement thereof, (iv) arises out of any generally applicable change in applicable laws or GAAP or interpretation of any thereof (and in each case does not disproportionately affect the Company and the Company Subsidiaries considered as a single enterprise), (v) arises out of any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism (and in each case does not disproportionately affect the Company and the Company Subsidiaries considered as a single enterprise) and (vi) arises out of any failure by the Company and the Company Subsidiaries to meet internal projections or forecasts (provided, that the underlying cause of any such failure may be taken into consideration in making such determination) shall not be considered in determining whether a Company Material Adverse Effect has occurred.

“Company Registration Statement” means the Amendment to the Registration Statement on Form S-1 filed with the SEC on January 17, 2012 relating to Dynamic Offshore Resources, Inc.

“Damage” means, as to any specified Person, any loss, cost, damage, expense (including reasonable fees and actual disbursements by attorneys, consultants, experts or other representatives, including litigation costs), fine of, penalty on, or liability of any other nature of that Person.

“Debt Financing Sources” means the debt financing sources identified in the Commitment Letters.

“Environmental Laws” means any federal, foreign, state and local law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, foreign, state or local law.

“ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Essential Marketing Information” means, as of any date, (i) such financial statements, financial data and other information regarding the Company and the Company Subsidiaries of the type required in Registration Statements on Form S-1 by SEC Regulation S-X and SEC Regulation S-K under the Securities Act (including pro forma financial information solely with respect to the Company and the Company Subsidiaries) for registered offerings of non-convertible debt securities, to the extent the same is of the type and form customarily included in private placements under Rule 144A under the Securities Act to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes, made on any date during the relevant period (provided that such information shall include, at a minimum, audited financial statements of the Company and the Company Subsidiaries as of and for the three years ended December 31, 2011), and (ii) (A) such other information reasonably requested by Buyer, including such information and data as are otherwise necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (i) of this definition (including “negative assurance” comfort) from the independent auditors of the Company on any date during the relevant period and (B) drafts of such “comfort” letters which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings; provided that the “Essential Marketing Information” shall in no event include any pro forma financial information, other than pro forma financial information solely with respect to the Company and the Company Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FERC” means the Federal Energy Regulatory Commission.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Substance” means (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by RCRA, and (c) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, buried contaminants, regulated chemicals, flammable explosives, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel, all within the meaning of any applicable law of any applicable governmental authority relating to or imposing liability or standards of conduct pertaining thereto, all as amended or hereafter amended.

“Hedge” mean a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means, with respect to any Person, crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith (including coalbed gas and carbon dioxide), and all other minerals of every kind and character which may be covered by or included in or attributable to any of the properties of such Person or any of such Person’s Subsidiaries.

“Indebtedness” means, with respect to the Company and any Company Subsidiary as of any time of determination and without duplication: (a) every obligation for borrowed money, including the current portion of all long-term indebtedness, whether or not evidenced by bonds, debentures, notes, drafts or similar instruments (in each case, including all obligations for the outstanding principal amount, accrued and unpaid interest, prepayment penalties, premiums, fees, penalties, expenses, breakage costs and bank overdrafts thereunder); (b) any obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business); (c) any obligations in respect of capital leases, as determined under GAAP; (d) any off-balance sheet financing, including synthetic leases and project financing; (e) any indebtedness referred to in clauses (a) through (d) above of any Person which is either guaranteed by, or secured by a security interest upon the Company or any Company Subsidiary or any of their respective assets; and (f) any “earn out” or other similar payment obligations of the Company or any of its Subsidiaries, except for any such payment obligation arising out of or in connection with any development agreement, farm-in agreement, farm-out agreement, area of mutual interest agreement or any similar agreement entered into by the Company or any of the Company Subsidiaries in the ordinary course of business consistent with past practice.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Marketing Period” means the first period of 20 consecutive Business Days after the date of this Agreement throughout which (A) Buyer shall have the Essential Marketing Information, during which period such information shall remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act, and (B) the conditions set forth in Section 7.1 shall have been satisfied or waived (other than those conditions that by their nature can only by satisfied at Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during the 20 consecutive Business Days of such period; provided that the Marketing Period shall not be deemed to have commenced if, (w) prior to the completion of the Marketing Period, Hein & Associates LLP shall have withdrawn its audit opinion with respect to any financial statements relating to the Company or the Company Subsidiaries or contained in the Essential Marketing Information, (x) the financial statements included in the Essential Marketing Information that is available to Buyer on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to commence until receipt by Parent of updated Essential Marketing Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 20 consecutive Business Day period, or (y) prior to completion of the Marketing Period, the Seller or the Company has issued a public or private statement indicating its intent to restate the historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence until such restatement has been completed or the Seller or the Company has announced that it has concluded that no restatement shall be required under GAAP.

“NGA” means the Natural Gas Act.

“Pay-Off Letter” means, (A) with respect to any item of the Closing Debt Amount of the Company or any Company Subsidiary, a pay-off letter and wire instructions in customary form providing the Company with a confirmation that all Liens and all payment obligations with respect to such Closing Debt Amount has been or will have been released effective as of the payment in full of such Closing Debt Amount as indicated therein; and (B) with respect to any Transaction Expenses, a pay-off letter from each of the applicable attorneys, investment bankers, accountants and brokers to whom the Company or any Company Subsidiary owes any Transaction Expenses, in each case, signed by an authorized representative of such Person confirming that, upon payment of the Transaction Expenses in the amounts set forth in such letter, the Company or any such Company Subsidiary will have no further obligation or liability with respect to such Transaction Expenses.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

“Referee” means the office of an impartial, nationally recognized independent certified public accounting firm other than the Seller’s accountants or Buyer’s accountants who, acting as expert and not arbitrator, shall resolve any dispute regarding the Purchase Price Allocation.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Issuance” means the issuance of the shares of Buyer Common Stock in connection with the Acquisition.

“Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; provided that, in the case of Buyer, neither of Grey Ranch Plant, L.P. nor Grey Ranch Plant Genpar, LLC shall be deemed to be a Subsidiary of Buyer under this Agreement. For the avoidance of doubt, neither SandRidge Mississippian Trust I nor SandRidge Permian Trust shall be deemed to be a Subsidiary of Buyer under this Agreement.

“Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes, including any amendment thereof.

“Taxes” means (i) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto; (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being a member of an affiliated, consolidated, combined or unitary group; and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or clause (ii).

“Transaction Expenses” means the fees, expenses, charges and other payments incurred or otherwise payable by the Company or any Company Subsidiary in connection with the consummation of the Acquisition, to the extent that such fees, expenses, charges and other payments are incurred prior to the Closing and unpaid prior to the Closing, including any cash bonus or severance amounts payable to employees of the Company or any Company Subsidiary, any liability of the Company or any Company Subsidiary with respect to the payment of management fees or other similar fees to any equityholder of the

Company or any affiliate thereof in connection with the Closing or otherwise. For the avoidance of doubt, “Transaction Expenses” shall exclude any Closing Indebtedness and any Transfer Taxes.

“WARN Act” means the Workers Adjustment and Retraining Notification Act. of 1989, as amended.

SECTION 10.3. Knowledge Qualifiers.

(a) “To the knowledge of the Company” and similar phrases mean the actual knowledge, after reasonable inquiry, of the individuals described in Section 10.3(a) of the Company Disclosure Letter.

(b) “To the knowledge of the Seller” and similar phrases mean the actual knowledge, after reasonable inquiry, of the individuals described in Section 10.3(b) of the Company Disclosure Letter.

(c) “To the knowledge of Buyer” and similar phrases mean the actual knowledge, after reasonable inquiry, of the individuals described in Section 10.3 of the Buyer Disclosure Letter.

SECTION 10.4. Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (ii) any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement.; (iii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; and (viii) words importing the masculine gender include the feminine or neuter and, in each case, vice versa.

SECTION 10.5. Governing Law; Jurisdiction; Waiver of Jury Trial. (a) THIS AGREEMENT, INCLUDING THE TRANSACTIONS CONTEMPLATED HEREBY, THE COMMITMENT LETTERS AND THE PERFORMANCE HEREUNDER AND THEREUNDER (THE “TRANSACTION MATTERS”), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the Borough of Manhattan in the State of New York, in the event any dispute arises out of this Agreement or any of the Transaction Matters (and agrees not to commence or support any litigation relating to the Transaction Matters except in such courts), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or the Transaction Matters in any court other than a state or federal court located in the State of New York.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION MATTERS. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.5(c) AND EXECUTED BY EACH OF THE PARTIES HERETO AND THE DEBT FINANCING SOURCES). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS RELATING TO THE TRANSACTION MATTERS. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the transactions contemplated by this Agreement or the Transaction Matters, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 10.6. Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 10.7. Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the Buyer Indemnitees and the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof; provided, however, that the provisions of this Section 10.7(b) and Sections 8.4 (but only with respect to Sections 10.5 and 10.7(b) to the extent such Sections relate to the Debt Financing Sources and their Affiliates, successors and assigns) and 10.5 shall be enforceable by the Debt Financing Sources and their Affiliates, successors and assigns.

SECTION 10.8. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

SECTION 10.9. Entire Agreement. This Agreement, the Registration Rights Agreement and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

SECTION 10.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 10.11. Survival of Representations and Warranties; No Other Representations or Warranties.

(a) Except as provided in Section 9.1(b), the representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall not survive the Closing.

(b) Buyer acknowledges and agrees that it has relied solely on the representations and warranties of the Seller and the representations and warranties regarding the Company expressly and specifically set forth in Articles 2 and 3 of this Agreement. Buyer agrees that, except for the representations and warranties that are expressly set forth in Articles 2 and 3 of this Agreement, none of the Seller, the Company or any of their respective affiliates or representatives has made, and shall not be deemed to have made, to Buyer or to any of its representatives any representation or warranty of any kind. Except as expressly set forth herein, no Person has been authorized by the Seller or the Company to make any representation or warranty relating to the Seller, the Company or any Company Subsidiary or their respective businesses or operations, or otherwise in connection with the transactions contemplated by this Agreement and, if made, such representation or warranty may not be relied upon.

(c) Seller acknowledges and agrees that it has relied solely on the representations and warranties of Buyer expressly and specifically set forth in Article 4 of this Agreement. Seller agrees that, except for the representations and warranties that are expressly set forth in Article 4 of this Agreement, none of Buyer or any of its affiliates or representatives has made, and shall not be deemed to have made, to Seller or to any of its representatives any representation or warranty of any kind. Except as expressly set forth herein, no Person has been authorized by Buyer to make any representation or warranty relating to Buyer or any Buyer Subsidiary or their respective businesses or operations, or otherwise in connection with the transactions contemplated by this Agreement and, if made, such representation or warranty may not be relied upon.

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IN WITNESS WHEREOF, Buyer and the Seller have caused this Agreement to be executed as of the date first written above.

SANDRIDGE ENERGY, INC.

By:	/s/ Matthew K. Grubb
Name:	Matthew K. Grubb
Title:	President and Chief Operating Officer

DYNAMIC OFFSHORE HOLDING, LP

By: Dynamic Offshore Holding GP, LLC, its general partner

By:	/s/ John Lancaster
Name:	John Lancaster
Title:	Authorized Person

R/C DYNAMIC HOLDINGS, L.P. (SOLELY WITH RESPECT TO SECTION 9.2)

By: Riverstone/Carlyle Energy Partners IV, L.P., its general partner

By: R/C Energy GP IV, LLC, its general partner

By:	/s/ John Lancaster
Name:	John Lancaster
Title:	Authorized Person

[Signature Page to Equity Purchase Agreement]